SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive proxy statement
/ /  Definitive additional materials
/X/  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                         TEMPLETON CHINA WORLD FUND, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transactions applies:

(2)  Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing party:

(4)  Date filed:




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                                               TEMPLETON CHINA WORLD FUND, INC.
                                               Broward Financial Centre
                                               500 E. Broward Blvd., Suite 2100
                                               Fort Lauderdale, FL 33394-3091
                                               Tel  954-527-7500
FRANKLIN(R) TEMPLETON(R) INVESTMENTS
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FOR IMMEDIATE RELEASE:

For more information, please contact Franklin Templeton Investments at 1-800-342-5236. Members of the media should contact Lisa Gallegos at Franklin Templeton Corporate Communications at 650-312-3395.

                    TEMPLETON CHINA WORLD FUND, INC. ("TCH")
         ANNOUNCES BOARD RECOMMENDATION TO CONVERT INTO AN OPEN-END FUND

Fort Lauderdale, Florida, November 13, 2002. TEMPLETON CHINA WORLD FUND, INC. (NYSE: TCH), a closed-end management investment company, today announced that the Board of Directors of the Fund has unanimously determined to recommend to shareholders the approval of a proposal to convert the Fund into an open-end investment company. The proposal will be submitted to the Fund's shareholders at the Fund's Annual Shareholders' Meeting currently expected to be held on March 14, 2003. The record date for the Annual Shareholders' Meeting will be January 3, 2003. Under Maryland law and the Fund's constituent documents, a majority of outstanding voting securities of the Fund would be required to approve the proposal.

If shareholders vote to convert the Fund into an open-end investment company, the Fund will begin to continuously offer its shares for investment following the effective date of a registration statement filed with the U.S. Securities and Exchange Commission. Each Fund share would be redeemable at the option of the shareholder (except under limited circumstances permitted under the federal securities laws) at its net asset value less any applicable redemption charge that the Board might put into effect and would be payable by shareholders upon redemption.

The Fund is designed for investors seeking long-term capital appreciation. Under normal market conditions, the Fund invests at least 80% of its net assets in equity securities of "China companies." The Fund currently has total net assets in excess of $168 million. The discount between the Fund's share price and its net asset value on November 8, 2002 was -9.63%.

The Fund's investment adviser, Templeton Asset Management Ltd., is an indirect, wholly owned subsidiary of Franklin Resources, Inc. (NYSE: BEN), a global investment organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management services through its Franklin, Templeton, Mutual Series and Fiduciary Trust subsidiaries. The San Mateo, CA-based company has over 50 years of investment experience and more than $252 billion in assets under management as of October 31, 2002. For more information, please call 1-800/DIAL BEN(R) (1-800-342-5236).

                                  ------------

                                     -MORE-

In connection with the proposal, China World Fund intends to file relevant materials with the U.S. Securities and Exchange Commission ("SEC"), including a proxy statement. Because those documents contain important information, shareholders of China World Fund are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov. Shareholders can also obtain copies of these documents and other transaction-related documents, when available, for free by calling China World Fund at 1-800-342-5236.

China World Fund, its directors and executive officers and certain other persons, may be deemed to be participants in China World Fund's solicitation of proxies from its shareholders in connection with the proposal described above. Information about the directors is set forth in the proxy statement for China World Fund's 2002 annual meeting of shareholders. Participants in China World Fund's solicitation may also be deemed to include the following executive officers or other persons whose interests in China World Fund may not be described in the proxy statement for China World Fund's 2002 annual meeting:
Mark Mobius (President and C.E.O. - Investment Management); Jimmy D. Gambill (Senior Vice President and C.E.O. - Finance and Administration); Charles B. Johnson (Vice President); Rupert H. Johnson, Jr. (Vice President); Harmon E. Burns (Vice President); Martin L. Flanagan (Vice President); Jeffrey A. Everett (Vice President); John R. Kay (Vice President); Murray L. Simpson (Vice President and Asst. Secretary); David P. Goss (Vice President and Asst. Secretary); Barbara J. Green (Vice President and Secretary); Michael O. Magdol (Vice President - AML Compliance); Bruce S. Rosenberg (Treasurer and Chief Financial Officer); and Holly Gibson Brady (Director of Corporate Communications
- Franklin Resources, Inc.).

As of the date of this communication, none of the foregoing participants individually, or as a group, beneficially owns in excess of 1% of China World Fund's common stock. Except as disclosed above, to the knowledge of China World Fund, none of its respective directors or executive officers has any interest, direct or indirect, by security holdings or otherwise, in China World Fund.

Shareholders may obtain additional information regarding the interests of the participants by reading the proxy statement of China World Fund when it becomes available.

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